Selective Insurance Group, Inc.
Computation of ratio of earnings to fixed charges
(in thousands, except for ratios)

                                       Nine Months
                                          Ended
                                       September 30,                        Year ended December 31,
                                           2002          2001          2000           1999         1998          1997
                                           ----          ----          ----           ----         ----          ----

Pre-tax income (1)                       $35,596       $23,698        $24,544       $63,403       $63,704      $ 91,020
Add: fixed charges                        12,598        17,402         16,385        11,714        11,275        11,104
                                          ------        ------        -------       -------       -------      --------
Income, as adjusted                      $48,194       $41,100        $40,929       $75,117       $74,979      $102,124
                                         =======       =======        =======       =======       =======      ========

Fixed charges:
Interest expense                         $10,457       $14,019        $13,745       $ 9,270       $ 9,409      $  9,592
Debt expense                                 102           136            108            64            73            81
Portion of rents representative of
the interest factor                        2,039         2,740          2,532         2,380         1,793         1,431
                                         -------       -------        -------       -------       -------      --------
Total fixed charges                      $12,598       $17,402        $16,385       $11,714       $11,275      $ 11,104
                                         =======       =======        =======       =======       =======      ========

Ratio of earnings to fixed charges         3.8           2.4            2.5           6.4           6.7           9.2
                                           ===           ===            ===           ===           ===           ===

(1) 2000 and prior years have not been restated for the effects of accounting for PDA Software Services, Inc. as a discontinued operation.